Exhibit 23.3

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Akanda Corp. on Form F-1 of our Report of Independent Registered Public Accounting Firm, dated September 18, 2025, on the statement of financial position of First Towers & Fiber Corp. as of December 31, 2024 and 2023 and the related statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

September 18, 2025

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com